As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

International Monetary Systems, Ltd.
(Exact name of registrant as specified in its charter)

Wisconsin	7389	39-1924096
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

16901 West Glendale Drive
New Berlin, Wisconsin 53151
(262) 780-3640
(Address and telephone number of principal executive offices and principal place of business)

Donald F. Mardak
Chief Executive Officer
16901 West Glendale Drive
New Berlin, Wisconsin 53151
(262) 780-3640
(Name, address and telephone number of agent for service)

With copies to:
Robert J. Philipp	Peter B. Hirshfield
Kranitz & Philipp LLP	Hirshfield Law
2230 East Bradford Avenue	1035 Park Avenue, Suite 7B
Milwaukee, Wisconsin 53211	New York, NY 10028-0912
Telephone: (414) 332-2118	Telephone: (646) 827-9362

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company filer ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Rights to purchase Units (1)(2)	1,170,000			(2)

Units, each consisting of one share of Convertible Preferred Stock, 0.0001 par value, and ten Warrants (5)	500,000	$30.00	$15,000,000	$1,069.58

Shares of Convertible Preferred Stock included in the Units (3)	500,000

Warrants included in the Units (5)	5,000,000	$3.75	$18,750,000	$1,336.88

Shares of Common Stock underlying Convertible Preferred Stock and Warrants included in the Units (4)	10,000,000(6)

			$33,750,000	$2,406.46

(1)
This registration statement relates to tradable transferable Rights to purchase Units (for convenience of reference, one share of our Preferred Stock and ten Warrants are herein referred to as a “Unit”) worth up to $15,000,000. The terms of the Convertible Preferred Stock and the Warrants are described in this prospectus under the caption “Description of Securities to be Registered”.

(2)
The Rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the Rights being offered hereby since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)
Pursuant to Rule 457(i), no separate registration fee is payable with respect to the Convertible Preferred Stock since the Preferred Stock is being registered in the same registration statement as the securities to be offered pursuant hereto.

(4)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the Common Stock underlying the Convertible Preferred Stock and the Warrants since the Convertible Preferred Stock and the Warrants are being registered in the same registration statement as the securities to be offered pursuant hereto.

(5)	Calculated pursuant to Rule 457(o).

(6)
Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of anti-dilution provisions related to the Convertible Preferred Stock, including such additional indeterminate number of shares of Common Stock as may be issued upon: (i) adjustment of the conversion rate of the Convertible Preferred Stock due to certain events, including the issuance of subdivisions of our Common Stock; and (ii) the payment of dividends in shares of Common Stock, at our option , on the Convertible Preferred Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated June ___, 2010

INTERNATIONAL MONETARY SYSTEMS, LTD.

1,170,000 Transferable Rights to Subscribe for up to 500,000 Units,
Each Unit Consisting of One Share of Convertible Preferred Stock and Ten Warrants,
and
10,000,000 Shares of Common Stock Issuable Upon Conversion of Convertible Preferred Stock and Exercise of Warrants

          We are distributing at no charge to the holders of our Common Stock on [ ________ ], 2010, which we refer to as the Record Date, Rights to purchase up to an aggregate of 500,000 Units, each Unit consisting of one share of our non-voting Convertible Preferred Stock (“Preferred Stock”) convertible into ten shares of Common Stock and ten 3-year cash exercise Warrants (“Warrants”), each share of Preferred Stock is convertible at the option of the holder into ten shares of our Common Stock and each Warrant entitling the holder thereof to purchase one additional share of our Common Stock for $3.75 per share. If you own at least ten shares of our Common Stock, we will distribute to you one Right for every ten shares of Common Stock that you own on the Record Date. Each share of Preferred Stock is entitled to receive an 8% annual dividend ($2.40 per share) for a term of three years and will be convertible at the election of the holder thereof into ten shares of our Common Stock, which is subject to adjustment.

          You are receiving this prospectus because you held shares of our common stock as of the close of business on [               ], 2010, the Record Date for this rights offering (“Rights Offering”). As of the Record Date, there are [         ] shares of Common Stock outstanding. We have granted one Right for each ten shares of our Common Stock that you owned on the Record Date. You may purchase one (1) Unit for $30.00 for every Right granted to you. No fractional Rights will be issued, and the number of Rights issued to each holder of Common Stock on the Record Date will be rounded down to the nearest number of whole Rights (i.e. the largest whole number of your shares divisible by ten).

          We intend to offer any Units that remain unsubscribed at the expiration of the Rights Offering to the public at $30.00 per Unit.

          The Rights will expire at 5:00 p.m., New York City time, on [ ], 2010, which date we refer to as the Expiration Date. If the Rights Offering is undersubscribed, we may extend the period for exercising the Rights for up to an additional 30 trading days in our sole discretion. A “trading day” is any day the NASDAQ Stock Market is open for trading. Any Rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised Rights. There is no minimum subscription amount required for consummation of the Rights Offering. We will raise no more than $15,000,000 in this Rights Offering.

          You should carefully consider whether to exercise your Rights before the Expiration Date. All exercises of Rights are irrevocable. Neither our board of directors nor the Dealer-Manager, the Subscription Agent or Information Agent for the Rights Offering is making any recommendation regarding your exercise of the Rights, the conversion of the Preferred Stock or the exercise of the Warrants. Investing in our securities involves a high degree of risk. In addition, your holdings in our company will be diluted if you do not exercise the full amount of your Rights. See “Risk Factors” beginning on page 16 of this prospectus and all of the other information in this prospectus in its entirety before deciding whether to exercise your Rights, convert your Preferred Stock or exercise your Warrants.

          We have applied to the OTC Bulletin Board for quotation of the Rights and have received their approval subject to notice of issuance. The Rights will trade under the symbol “ITNMR”. We intend to apply to the OTC Bulletin Board for quotation of the Preferred Stock and the Warrants. We cannot assure you that the Preferred Stock or the Warrants will meet the requirements for quotation or that there will be an active trading market for any of such securities.

	Subscription Price	Dealer Manager Fee (1)	Proceeds, Before Expenses, to us
Per Unit	$30.00	$2.40	$27.60

Total (2)	$15,000,000	$1,200,000	$13,800,000

          (1) In connection with the Rights Offering, we have agreed to pay Source Capital Group, Inc., the Dealer-Manager for this offering, a cash fee equal to 8% of the gross proceeds of this Rights Offering.

          (2) Assumes that the Rights Offering is fully subscribed and that the maximum offering amount in the aggregate of $15,000,000 is subscribed.

          Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Dealer-Manager
Source Capital Group, Inc.
The date of this prospectus is [ ], 2010

ABOUT THIS PROSPECTUS

          Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to International Monetary Systems, Ltd., a Wisconsin corporation.

          You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

          We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

          This prospectus contains trademarks, tradenames, service marks and service names of IMS.

          We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the Rights Offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks related to the Rights Offering, our common stock and our business.

   Exercising the Rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 17 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to exercise your Rights, convert your Preferred Stock or exercise your Warrants.

Q:	What is a rights offering?

A:
A rights offering is a distribution of Rights on a pro rata basis to existing common stockholders of a company. We are distributing to holders of our common stock, at no charge, as of the close of business on the Record Date (2010), up to 1,170,000 Rights to purchase up to an aggregate of 500,000 Units valued, in the aggregate, at up to $15,000,000. You will receive one Right for every ten shares of common stock you own at the close of business on the record date. You may purchase one Unit for every right granted to you. The Rights will be evidenced by Rights certificates in physical form

Q:	Why are we undertaking the Rights Offering?

A:
We are making the Rights Offering to raise funds primarily for sales, marketing, general working capital purposes, and mergers and acquisitions. We had approximately $92,336 of available cash and cash equivalents as of March 31, 2010.

Our board of directors has elected this Rights Offering over other types of financings because a Rights Offering provides our existing stockholders the opportunity to participate in this Rights Offering first, and our board believes this creates less percentage dilution of stockholder ownership interest in our company than if we issued shares to new investors.

Q:	How much money will we raise as a result of the Rights Offering?

A:
Assuming full participation in the Rights Offering, we estimate that the net proceeds from the Rights Offering will be approximately $after deducting expenses related to the Rights Offering payable by us estimated at approximately $13,800,000. We may decide to close the Rights Offering and accept such proceeds as we have received from the exercise of Rights as of the expiration date of the Rights Offering whether or not they are sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. See “Risk Factors — Completion of this Rights Offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this Rights Offering.”

Q:	What is a Right?

A:
Each Right gives you the opportunity to purchase one Unit. Each Unit consists of one share of Preferred Stock and ten Warrants. You may exercise any number of your Rights or you may choose not to exercise any Rights at all. For example, if you own 425 shares of our common stock on the record date, you will be granted 42 Rights (one for every ten shares you own with no fractional Rights being issued), which will give you the right to purchase up to 42 Units, consisting of 42 shares of Preferred Stock and 420 Warrants. If you hold your shares in the name of a broker, dealer, custodian bank, trustee or other nominee who uses the services of the DTC, then DTC will notify you of your right to cause them to exercise your Rights.

Q:	How does a Rights holder transfer a Right?

A:
The Rights may be transferred or assigned during the subscription period. If your shares are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your Rights by contacting your broker, custodian bank or other nominee through which you hold your common stock. If you are a record holder of a Rights certificate, you may transfer your Rights through the Subscription Agent, in which case, you must deliver your properly executed Rights certificate, with appropriate instructions, to the Subscription Agent. The Subscription Agent will only facilitate subdivisions, transfers or sales of Rights until 5:00 p.m., New York City time, on [  ], 2010, [three business days prior] to the scheduled [ __________ ], 2010 expiration date of this Rights Offering. You may also choose to sell your Rights through a broker, custodian bank or other nominee. We have applied for quotation of the Rights on the OTC Bulletin Board under the symbol “ITNMR” and have received approval subject to notice of issuance. Rights will trade from on or about [ __________ ], 2010, until 4:00 p.m., New York City time, on [ ___________ ], 2010, the last business day prior to the scheduled expiration date of the Rights Offering.

Q:	Will our officers, directors and significant stockholders be exercising their Rights?

A:
Our officers, directors and greater than 5% beneficial stockholders may participate in the Rights Offering, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate or has indicated to us that they intend to participate.

Q:	Will the Rights and the shares of Preferred Stock and Warrants that I receive upon exercise of my Rights be tradable on the OTC Bulletin Board?

A:
We have applied to the OTC Bulletin Board for quotation of the Rights under the symbol “INTMR” and have received approval subject to notice of issuance. We intend to apply to the OTC Bulletin Board for quotation of the Preferred Stock and the Warrants during the course of the Rights Offering. We cannot assure you that the Preferred Stock or the Warrants will meet the requirements for quotation or that there will be an active trading market for the Rights, the Preferred Stock or the Warrants. However, the Rights, the Preferred Stock and the Warrants will not be subject to any restrictions on transfer. There is currently no trading market for the Rights, the Preferred Stock or the Warrants. Conversion of the Preferred Stock into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of the Preferred Stock you purchase in the Rights Offering. Exercise of the Warrants into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any Warrants you acquire upon the exercise of your Rights.

Q:	How do I exercise my Right?

A:
You may exercise your Rights by properly completing and signing your Rights certificate. Your Rights certificate, together with full payment of the subscription price, must be received by Registrar and Transfer Company, the Subscription Agent for this Rights Offering, on or prior to the expiration date of the Rights Offering. We sometimes refer to Registrar and Transfer Company in this prospectus as the Subscription Agent. All payments by a participating Rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to Registrar and Transfer Company as Agent for benefit of (FBO) IMS, Ltd. Subscription. Payment also may be made by wire transfer to JP Morgan Chase, ABA No. 021-000021, Account No.475-507487, Registrar and Transfer Company as Agent FBO IMS, Ltd.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents.

Q:	Am I required to subscribe in the Rights Offering?

A:
No. You may simply let your Rights expire worthless or try to sell them during the Rights Offering. If you do not exercise your Rights, the number of shares of common stock that you own will not change.

Q:	Will my voting and other rights be diluted if I do not exercise my Rights?

A:
Yes. If you do not exercise your Rights in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their Rights to purchase shares of Preferred Stock and Warrants and such Preferred Stock is converted to, and such Warrants are exercised into, common stock. We will we raise no more than $15,000,000 in the Rights Offering.

Q:	When will the Rights Offering expire?

A:
The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [ _______ ], 2010, unless we decide to terminate the Rights Offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion. If we extend the expiration date, you will have at least ten additional trading days during which to exercise your Rights. Any Rights not exercised at or before that time will expire without any payment to the holders of those unexercised Rights. See “The Rights Offering — Expiration Date and Extensions.” The Subscription Agent must actually receive all required documents and payments before that time and date.

Q:	Will we require a minimum dollar amount of subscriptions to consummate the Rights Offering?

A:
No. There is no minimum subscription requirement to consummate the Rights Offering. As such, proceeds from the Rights Offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

Q:	Is exercising my Rights risky?

A:
The exercise of your Rights (and the resulting ownership of Preferred Stock and Warrants) involves a high degree of risk. Exercising your Rights means buying shares of our Preferred Stock and our Warrants, which should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your Rights.

Q:	After I exercise my Rights, can I change my mind and cancel my purchase?

A:
No. Once you send in your Rights certificate and payment, you cannot revoke the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase Units at the $30.00 subscription price per Unit. Any Rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised Rights.

Q:	Can the board of directors cancel or terminate the Rights Offering?

A:
Yes. Our board of directors may decide to cancel or terminate the Rights Offering at any time and for any reason before the Expiration Date. If our board of directors cancels or terminates the Rights Offering without accepting any subscriptions, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

Q:	What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

A:
Beneficial owners of our common stock whose shares are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q:	What should I do if I want to participate in the Rights Offering, but I am a stockholder with a foreign address?

A:
Rights certificates will not be mailed to any foreign stockholder whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO). If you are a foreign stockholder, you will be sent written notice of this Rights Offering. The Subscription Agent will hold your Rights, subject to you making satisfactory arrangements with the Subscription Agent for the exercise of your Rights, and follow your instructions for the exercise of the Rights if such instructions are received by the Subscription Agent at or before 11:00 a.m., New York City time, on [ ] , 2010, three business days prior to the Expiration Date (or, if the Rights Offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the Subscription Agent by that time, your Rights will expire worthless without any payment to you of those unexercised Rights.

Q:	Will I be charged a sales commission or a fee if I exercise my Rights?

A:
We will not charge a brokerage commission or a fee to Rights holders for exercising their Rights. However, if you exercise your Rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	What is the recommendation of the board of directors regarding the Rights Offering?

A:
Neither we, nor our board of directors, nor the Dealer-Manager, nor the Information Agent nor the Subscription Agent are making any recommendation as to whether or not you should exercise your Rights. You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the Rights Offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q:	How was the subscription price of the Units established?

A:
Our Preferred Stock has a stated value equal to the subscription price of $30.00. Each share of Preferred Stock will be convertible into shares of our common stock at the election of the holder at a conversion ratio of ten shares of common stock for each share of Preferred Stock held at the time of conversion, representing an initial conversion price of $3.00 per share, which is subject to adjustment. The conversion rate for the shares of Preferred Stock in the Rights Offering was set by our board of directors. The conversion price approximates a premium to the current trading value of our common stock as of the date of this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. In determining the subscription price, the board of directors considered, among other things, the historical and current market price of our common stock; the fact that if Rights are exercised the holder will receive Preferred Stock and Warrants; the terms and expenses of the Rights Offering relative to other alternatives for raising capital; the size of the Rights Offering; and the general condition of the securities market.

As of the date of this prospectus, our common stock traded below the conversion price

Q:	What if I own a number of shares of common stock not divisible by 10?

A:
If you own less than ten shares of our common stock, you will not receive any Rights. If you own more than ten shares of our common stock, but the number of shares you own is not divisible by ten, you will not receive any fraction of a Right for the number of shares you own in excess of a number divisible by ten. By way of example, if you own 129 shares of common stock, you will receive 12 Rights.

Q:	What are the terms of the Preferred Stock?

    Dividends. Subject to the prior payment in full of any dividends to which any stock specifically ranking by its terms senior to the Preferred Stock is entitled pursuant to the Articles of Incorporation, the holders of the Preferred Stock will be entitled to receive dividends payable annually in cash or in shares of our common stock, in our sole discretion. Such dividends will be cumulative and non-compounding and accrue on a daily basis for a period of three years from the date of issuance of the Preferred Stock, at an annual rate of $2.40, equal to 8% of the original subscription price of $30.00. If we elect to pay any Preferred Stock dividend in common stock (“Interest Shares”), the issuance price of the Interest Shares will be equal to the 10-day volume-weighted average price of the common stock on the principal national securities exchange on which such common stock is traded or the OTC Bulletin Board or other quotation system where such common stock is quoted. We cannot pay dividends in Interest Shares unless the Interest Shares are freely saleable on the OTC Bulletin Board or such other primary market on which the common stock then trades or is quoted.

    Conversion Rights. Each share of the Preferred Stock will be convertible at the election of the holder into ten shares of our common stock. The conversion ratio will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits.

Voting. Holders of the Preferred Stock will have no voting rights, except as required by law.

For a detailed description of the rights, preferences and privileges of the Preferred Stock, see “Description of Securities to be Registered — the Convertible Preferred Stock.”

Q:	What are the U.S. federal income tax consequences of receiving or exercising my Rights?

A:
A holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of Rights in the Rights Offering. You should consult your own tax advisor as to the particular consequences to you of the Rights Offering. See “Material U.S. Federal Income Tax Considerations.”

Q:	How many shares of our common stock will be outstanding after the Rights Offering?

A:
On June 15, 2010, the Record Date for the Rights Offering, there were 10,436,800 shares of common stock outstanding, and completion of the Rights Offering will not immediately affect the number of shares of common stock outstanding. Following completion of the Rights Offering, (assuming all Units are subscribed for), there will be 500,000 shares of Preferred Stock and 5,000,000 Warrants outstanding, which will initially be convertible and exercisable at the election of the holders into an aggregate of 10,000,000 shares of common stock. Assuming conversion of all shares of Preferred Stock and exercise of all Warrants, (and excluding 366,667 shares of common stock underlying currently outstanding options, other warrants and other preferred stock, if any, there would be 20,803,467 shares of common stock outstanding.

Q:	If I exercise my Rights, when will I receive the shares of Preferred Stock and Warrants purchased in the Rights Offering?

A:
If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any Preferred Stock and Warrants that you acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other stockholders, certificates for all shares of Preferred Stock and Warrants acquired will be mailed promptly after payment for all the Units subscribed for has cleared.

Q:	Who is the Subscription Agent for the Rights Offering?

A:	The Subscription Agent is Registrar and Transfer Company. The address for delivery to the Subscription Agent is as follows:

By Mail/Commercial Courier/Hand Delivery:

Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016
Attn: Reorganization Department

Your delivery to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q:	What should I do if I have other questions?

A:
If you have any questions or need further information about this Rights Offering, please contact MacKenzie Partners, Inc., our Information Agent for the Rights Offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free) or via email at itnmrights@mackenziepartners.com.

In addition, Source Capital Group, Inc. will act as Dealer-Manager (Dealer-Manager) for the Rights Offering. Under the terms and subject to the conditions contained in the Dealer-Manager Agreement, the Dealer-Manager will provide marketing assistance and advice to our company in connection with the Rights Offering and will act as sole placement agent for any Units that are not taken up through the exercise of the Rights. Pursuant to the Dealer-Manager Agreement, we are obligated to pay to Source Capital Group, Inc. as cash compensation 8% of the gross proceeds from the exercise of Rights in the Rights Offering and 8% of the gross proceeds from the sale of Units that are not subscribed for, and to indemnify the Dealer-Manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933. Pursuant to the Dealer-Manager Agreement we will enter into with Source Capital Group, Inc., Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the Dealer-Manager Agreement except for any act of bad faith or gross negligence of Source Capital Group, Inc.

ABOUT THIS PROSPECTUS

    Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to International Monetary Systems, Ltd., a Wisconsin corporation.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of International Monetary Systems, Ltd.

Our business, financial condition, results of operations and prospects may have changed since those dates. We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. For further information, please see the section of this prospectus entitled “Where You Can Find Additional Information.” You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

BUSINESS

Introduction

We have created a barter network or “trade exchange” in which member businesses (“members”) may exchange goods and services in the United States and Canada without cash. Instead, our members transact business using an electronic currency we call “trade dollars.” IMS Trade dollars can only be redeemed among members of our exchange. We administer the exchange and act as a third-party record-keeper for our members’ transactions. We generate revenue by charging our members percentage-based transaction fees, membership fees, and other fees assessed in United States dollars and Canadian dollars where applicable. We have expanded our customer base, principally through enrolling new members in our existing markets, acquiring other trade exchanges, and by encouraging our members to increase their trade volume. Since our incorporation in Wisconsin in 1989, we have expanded into 18 States and Canada, serving 50 major markets. We provide our services through offices maintained by three operating subsidiaries, Continental Trade Exchange, Ltd., doing business as International Monetary Systems (“IMS”), National Trade Association, Inc. (“NTA”), and INLM CN Inc. (“Canada”).

We maintain our executive offices at 16901 West Glendale Drive, New Berlin, Wisconsin 53151. Our telephone numbers are (800) 559-8515 and (262) 780-3640. Our website address is www.imsbarter.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be part of this prospectus.

Our Services

Our exchange provides a forum for our members to purchase from and sell their products and services to other members using trade dollars instead of United States currency (“USD”). A trade dollar is an accounting unit used to record the value of transactions as determined by the members in the exchange. Trade dollars are not intended to constitute legal tender, securities, or commodities and have no readily determinable correlation to USD. Trade dollars may only be used in the manner and for the purpose set forth in our member agreement and the rules of the exchange. As described below, we issue, on a case by case basis, trade dollar credit lines to certain members. Members with positive trade dollar account balances or those within their trade dollar credit line may use available trade dollars to purchase products or services from other members and may sell their products or services to other members. Those members with negative trade dollar account balances are obligated to sell their products or services to other trade exchange members in order to offset their negative account balance.

We assist members in marketing their products and services through in-house brokers located in our corporate or subsidiary offices, newsletters, e-mail, on our website at www.imsbarter.com and through other promotional means. Transactions are generally conducted by members directly but can be facilitated by our trade brokers.

Member businesses use our exchange to attract new customers, increase sales and expand market share, and to utilize unproductive assets, surplus inventory, or excess capacity. Our trade exchange is especially useful to businesses where the variable costs of products or services are low, such as hospitality, media, medical care and other service related businesses. For example, a hotel that has not filled its rooms by the end of the day has lost potential revenue but still has nearly the same overhead associated with owning and maintaining its facility. Selling these unused rooms for trade dollars is beneficial for both the traveler (buyer) and the hotel (seller). The traveler receives a hotel room without spending USD and the hotel fills an empty room, with the ability to use the trade dollars earned to purchase other products or services from other members in the exchange.

In order to facilitate transactions, we may grant trade dollar credit lines to certain members. When considering a trade dollar credit line, we assess the financial stability of the member and the demand by others for the member’s product or service. Members without a line of credit may only use their trade dollars received from selling their product or service to purchase other products or services in the exchange.

Advantages and Disadvantages

Our service provides an effective means by which a member may enter new markets, gain trial usage by potential customers, or increase market share. The member may well find that he can reach a customer who would not otherwise have tried his product or service if the full price had to be paid in cash, but who will try his goods or services, sometimes in large amounts or on extended terms, when the price is being paid in goods or services of the purchaser in the form of trade dollars. Because of the need to clear trade dollars over time, barter exchanges become affinity marketing networks, one in which members seek out opportunities to do business with one another.

Our service also affords a benefit that we call "barter leverage". Because trade dollars are only redeemable in exchange for the goods and services of other exchange members, each purchase a member makes results in a probable sale of the member’s own goods and services. Since the actual cash cost of producing the product or service is typically less than its retail sale price, a person utilizing our service is actually purchasing for a real cash cost that is only a fraction of the price of the product or service purchased. In effect, the trade exchange member buys at wholesale, but sells its own goods or services at retail, so he reduces cost of goods and services purchased.

The principal disadvantage of barter is that, in comparison to the general cash-based economy, a more limited supply of products and services is available.

Marketing Network

We employ personnel to encourage trade among our members. Because we depend on a high rate of repeat business, the quality of interactions with members is an important element of our business strategy. We develop strong, cooperative relationships between our broker employees and our members by providing our broker employees with training, marketing materials and programs, internet and computer-related support, incentive programs, and through our investments in customer relationship management technology.

Sources of Revenue

Our revenues are generally received from four sources: (1) transaction fees paid by our members whenever they make a purchase or sale; (2) monthly maintenance fees; (3) membership set-up fees assessed upon acceptance for membership in our exchange; and (4) other miscellaneous sources, principally including, since September, 1999, commissions earned by our travel division for arranging air travel, cruises and auto rentals. The first two listed sources account in the aggregate for more than 90% of our consolidated gross revenues.

Tax Treatment of Trade Dollars

For tax purposes, the United States Internal Revenue Service (“IRS”) considers trade dollar sales to be equivalent to USD sales and trade dollar expenses to be equivalent to USD expenses. We are obliged under the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) to send Forms 1099-B to each of our members and to the IRS, which we do electronically. The Form 1099-B reflects the member’s total trade dollar sales for the calendar year less the amount of any returns. The IRS requires all recipients of Form 1099-B to report trade dollars received as gross income on their tax returns. Expenditures of trade dollars may be reported as deductions if they qualify as a deductible business expense or as other deductions that are permitted by the Internal Revenue Code.

We recognize at fair value of the goods or services received when those goods or services have readily determinable fair values. We recognize trade dollars as required by the Internal Revenue Service for income tax reporting purposes. We account for trade dollar transactions and USD fee assessments in statements to members and Brokers. We expend some trade dollars for certain operating expenses.

The Trade Exchange Industry

The trade exchange industry took shape in its current form in 1969 with the creation of the first retail trade exchange in North America. These contrast with corporate barter firms which specialize in assisting businesses to liquidate surplus goods; international counter-trade, which are exchanges of commodities between countries; or individual barter transactions. Our members engage primarily in retail barter transactions, while we conduct some corporate barter, but we have no current plans to expand into facilitating international counter-trade transactions, or individual barter transactions.

The National Association of Trade Exchanges, made up of retail trade exchanges, and the International Reciprocal Trade Association, which services both retail and corporate barter companies are the two professional associations most active in the industry.

Competition

We have two primary competitors, internet distribution channels and other exchanges.

Internet distribution channel competitors include eBay, Travelocity, Priceline, and Overstock.com. Similar to a trade exchange, these companies provide distribution channels to move excess or surplus inventory. The greater the number of avenues to move excess inventory, the more competitive it is to attract businesses to trade their inventory in our exchange. We compete with these companies through price and brand name awareness.

While new, smaller competitors can launch new exchanges at a relatively low cost since technological and financial barriers to entry are relatively low, it takes time and expense to build sufficient numbers of members to make trade attractive to a wide audience, and we believe participation from a significant number of members is necessary to offer a quality exchange. We believe there is a steep learning curve to manage an exchange as well as a potentially significant investment in software. Ultimately, we believe these elements create a difficult barrier to entry for new competitors and may require significant ramp-up times to make a competitive exchange successful.

Among trade exchanges, our biggest competitor is ITEX Corporation, located in Bellevue Washington. While ITEX reports more members and serves more current markets, we believe that our business model offers a number of competitive advantages. ITEX is primarily a franchisor who relies upon a large number of small retail trade exchanges, each of whom has purchased a franchise from ITEX. Our strategy is to enter markets where we can achieve a dominant local market position. We have expanded into 18 States and Canada, and serve 50 markets.

We compete primarily on a service basis, including the number of products and services available in the trade exchange and the liquidity of our trade dollars. In general, customer demands for wider availability of products and services, stronger customer service, better computer servicing technology and the acceptance of the internet as a medium for communication and business have resulted in a more competitive industry. We believe that in order to capture greater market share, local exchanges will need to expand into larger regional or national organizations that possess the ability to offer a wider selection of products and services, service a more diverse and dispersed member clientele and have greater access to growth capital and management expertise. We believe we will remain in a good competitive position as long as we continue to maintain the quality of our services and our relationships with our member base. Our ability to compete successfully will depend on our ability to continually enhance and improve our existing products and services, to adapt products and services to the needs of members and potential members, to successfully develop and market new products and services, and to continually improve operating efficiencies.

Business Strategy

Our goal is to expand our market share in North America through three principal strategies:

•	Acquisitions of competitors in markets where we believe we can achieve a dominant market share;
•	Recruitment of additional members in each of the markets in which we have established a local office; and
•	Expansion of trade volume by our members in each of the markets that we serve.

We have enjoyed robust growth through the implementation of these strategies.

Over the past five years, we have acquired exchanges in Los Gatos, California; Denver, Colorado; Indianapolis, Indiana; and New York City. In 2006, we also purchased National Trade Exchange of Chicago, Illinois which added a corporate barter capability to our business. In 2007 we purchased an exchange with offices in Rochester, New York and Toronto, Canada; as well as exchanges in Wichita, Kansas; and Louisville, Kentucky. We continued this strategy in 2008 with purchases of exchanges in Happauge, New York; and Boston, Massachusetts.

We have also worked to expand our membership in each market served and their transaction volume.

As a result of these policies, we have seen our member base expand from 2005 to 2009 (our last full fiscal year) from 11,500 cardholders to approximately 23,000; our revenue increase from $6.2 million to around $14 million; and our earnings before income taxes, depreciation and amortization grow from $500,000 to over $2 million.

Market Cycles and Seasonality

We do not believe that our business is subject to any significant seasonal variations. While our business has experienced periods of faster or slower growth, we have experienced substantial growth over our years of operation, and despite some loss of customers during periods of national recession, our growth has remained strong even in periods of national recessions as our members have sought to expand their markets while conserving cash.

Members

Our exchange has over 23,000 cardholders located in 50 U.S. markets and Canada. These members vary in size and come from many industries. Most of them however, sell their goods and services in a local market. Members may choose to participate in the trade exchange for a number of reasons including to:

•	Attract new customers
•	Increase sales and market share
•	Add new channels of distribution
•	Utilize unproductive assets, surplus inventory or excess capacity

Members earn trade dollars which they have the opportunity to spend on products and services offered by other members. The following is a representative example of a transaction:

A dentist wants to remodel her office. Through our exchange, she hires a contractor who agrees to perform the remodeling work for $1,500 trade dollars. The dentist has $1,500 trade dollars in her account to spend because she had previously provided dental work for various amounts to the owner of a vacation resort, a restaurant owner and a lawyer, all members of the barter system, in exchange for trade dollars. These other members originally acquired trade dollars by providing products or services for other exchange member.

Sales, Marketing and Transactions

 Sales

We seek to expand member enrollment to grow our member base and generate additional revenue. We utilize the services of sales personnel who work to recruit new members. We provide marketing and support materials, advertising, ongoing training, and promotion to assist our sales personnel to expand our member base. Our sales personnel contact prospective members to market the benefits of joining the exchange. In addition, they obtain new members by attending meetings and networking events in their areas and through the referrals of existing exchange members. We sometimes offer a referral program that provides incentive awards and discounted fees to existing members that refer new qualified members to the exchange.

Marketing

       Our marketing strategy is to promote our barter network’s brand and attract new members to the exchange while instructing them how to effectively use the exchange to grow their business. Our marketing efforts include a program of support and education for our members and brokers in addition to continual upgrades and features of our website, www.imsbarter.com. New tools for brokers to customize and use in their sales efforts include pre-designed advertisements, brochures and sales presentations to give IMS a consistent look and message. To promote the trade exchange, we market products and services of existing members through our website, directories, newsletters, e-mail, and other means. In addition, we pursue strategic affiliations with companies with access to potential business members and utilize national and web-based advertising campaigns.

Transactions

Our brokers focus on maximizing transaction volume and maximizing the dollar amount per transaction. Brokers facilitate transactions between members by identifying their needs and making them aware of products and services available in the trade exchange that could fulfill those needs. Brokers actively market products and services available to and from the members they service on our website and pursue potential member businesses by introducing them to the trade exchange.

Systems and Technologies

We own a proprietary, online transaction processing and accounting software system that has recently been converted from its original RPG, or “report program generator” programming language, technology to the more current dot-net format technology. This software enables members to access their account records on the internet in a manner similar to on-line services offered by some banks. The member can see a list of its transactions and account balances. It also enables us to track members.

We take a number of measures to ensure the security of our hardware and software systems and member information. We continue to enhance our systems for data management and protection, intrusion detection and prevention, our network architecture, and to expand our disaster recovery processing capacity. Our technologies are hosted at a secure, off-site location in Brookfield, Wisconsin, and we perform full back-ups daily. We continue to improve the speed and reliability of our information systems and transaction tools for all of our users by continually updating our hardware and enhancing our software with new, internally developed programs and functionalities.

Government Regulation

We are subject to various federal, state and local laws, regulations and administrative practices affecting our business. These include the requirement to obtain business licenses, withhold taxes, remit matching contributions for our employees’ social security accounts, and other such legal requirements, regulations and administrative practices required of businesses in general. We are a third party record-keeper under the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and we are required to account for and report annually to the IRS the total trade dollar sales transactions of each member in our exchange.

With respect to our online technologies, there are currently few laws or regulations directly applicable to access to, or commerce on, the internet other than those relating to data security. However, it is possible that a number of laws and regulations may be adopted with respect to the internet, covering issues such as taxes, user privacy, information security, pricing and characteristics and quality of products and services. We cannot predict the impact, if any, that future internet-related regulation or regulatory changes might have on our business.

Proprietary Rights

We rely on a combination of copyright and trademark laws, trade secrets, software security measures and nondisclosure agreements to protect our proprietary technology and software products. We have registered service marks for the word mark IMS®, as well “IMS” used in connection with our logo design. We may file additional service mark word and design applications for IMS. We seek to police the use of our marks and to oppose any infringement. We have registered the internet domain name “imsbarter.com” and other related domain names.

We cannot be certain that others will not develop substantially equivalent or superseding proprietary technology or be certain that equivalent products or services will not be marketed in competition with our products thereby substantially reducing the value of our proprietary rights. There can be no assurance that any confidentiality agreements between us and our employees or any agreements with our customers will provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Employees

As of June 15, 2010, we had 132 full-time employees. From time to time, we utilize independent consultants or contractors for technology support, marketing, sales and support, accounting or administrative functions.

The Rights Offering

Securities Offered
We are distributing Rights at no charge to holders of our common stock on [ ], the Record Date to purchase Units exercisable for up to $15,000,000. Each holder of at least 10 shares of our common stock as of the Record Date will receive a dividend of one Right for each 10 shares owned, with each Right exercisable into one Unit. Each Unit will consist of (i) one share of Preferred Stock and (ii) ten 3-year cash exercise Warrants. Each share of Preferred Stock carries an 8% dividend, payable annually in cash or in shares of our common stock, at the Company’s option. Should we elect to make such payment in shares of common stock in lieu of cash, we will give the Preferred Stock holders a minimum prior notice of 10 trading days via a press release or a Current Report on Form 8-K. The Preferred Stock will be perpetual so that it will receive equity treatment on our balance sheet and will have no restrictive covenants to prevent us from incurring further indebtedness

Each Warrant will be exercisable in cash into shares of common stock for a 3-year period at an exercise price of $3.75 per share, subject to anti-dilution adjustments.

Unit Subscription Price	The Unit subscription price will be $30.00 per Unit.

Dealer-Manager	Source Capital Group, Inc

Record Date	5:00 p.m., New York City time, on [ ], 2010.

Commencement Date of Subscription Period	[ ], 2010.

Expiration Date of Subscription Period
5:00 p.m., New York City time, on [ ], 2010, unless extended by us as described in this summary below under “—Extension, termination and cancellation.” Any Rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised Rights.

Use of Proceeds
The proceeds from the Rights Offering, less fees and expenses incurred in connection with the Rights Offering, will be used primarily for sales, marketing, general working capital purposes, and mergers and acquisitions.

Transferability of Rights; Cutbacks
Rights are transferable and will be listed for trading on the OTC Bulletin Board or migrated to an exchange under the symbol “ITNMR” during the course of the Rights Offering. Cutbacks of certain large stockholders will be permitted at the option of the Company to the extent necessary to avoid occurrence of a change of control or significant impairment of our net operating loss (“NOL”).

No Recommendation
No recommendation to you about whether you should exercise any Rights is being made by our board of directors, the Dealer-Manager, the Information Agent or the Subscription Agent. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your Rights. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement
There is no minimum subscription requirement. We may consummate the Rights Offering regardless of the amount raised from the exercise of Rights by the expiration date. If all of the Units are not subscribed for by the expiration date, we intend to offer the Units not subscribed for to the public with the help of the Dealer-Manager at an offering price of $30.00 per Unit.

No Revocation	If you exercise any of your Rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. Federal Income Tax Considerations
Generally a holder should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of Rights in the Rights Offering. You should consult your own tax advisor as to the particular consequences to you of the Rights Offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Termination and Cancellation
Extension. If the Rights Offering is undersubscribed, our board of directors may extend the expiration date for exercising your Rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten additional trading days during which to exercise your Rights. Any extension of this Rights Offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Termination; Cancellation. We may cancel or terminate the Rights Offering at any time and for any reason prior to the Expiration Date. Any termination or cancellation of the Rights Offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the termination or cancellation.

Procedure for Exercising Rights
If you are the record holder of shares of our common stock on the Record Date, to exercise your Rights you must complete the Rights certificate and deliver it to the Subscription Agent, Registrar Stock Transfer & Trust Company, together with full payment for all the Rights you elect to exercise. The Subscription Agent must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock on the Record Date, you should instruct your broker, dealer, custodian bank, trustee or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Record Date Stockholders Whose Shares are Held by a Nominee.”

Insider Sales of Rights
All insiders and affiliates that wish to sell their respective Rights will indicate such in the registration statement, place their Rights in a brokerage account with the Dealer-Manager, and execute an individual 10b-5 plan for sale over the course of the Rights Offering.

Registration Statement
The Rights, the Units, the shares of Preferred Stock, the Warrants and the underlying common stock are to be registered with the SEC on a Form S-1 registration statement. The Rights will trade on the OTC Bulletin Board and be freely tradable for a limited period of time (approximately 25 business days) prior to closing of the Rights Offering. Following closing of the Rights Offering, we believe that the Preferred Stock and the Warrants each will trade on the OTC Bulletin Board and will be freely and separately tradable, however, we cannot assure the OTC Bulletin Board will admit the the Preferred Stock or the Warrants to trading on that electronic market.

Timeline	Each record holder of our common stock will receive one Right for every ten shares of common stock that such stockholder owns on the “Last Day to Buy Common Stock and Receive Rights.”

“Last Day to Buy Common Stock and Receive Rights” will be two business days following the effective date of our registration statement on Form S-1 of which this prospectus forms a part.

Our shares of Common Stock will trade Ex-Rights one business day following the “Last Day to Buy Common Stock and Receive Rights.”

Record Date will be five trading days following the date on which the SEC declares the Form S-1 registration statement effective.

Subscription Period will remain open until 5:00 pm New York City time on the 25th trading day following the Record Date, unless extended.

Rights will be eligible for trading two business days following the Record

Date. Last Date Rights may be traded will be 20 business days following the Record Date.

Subscription Agent	Registrar and Transfer Company

Information Agent	MacKenzie Partners, Inc.

Questions If you have any questions or need further information about this Rights Offering, please contact MacKenzie Partners, Inc., our Information Agent for the Rights Offering, at (212) 929-5500 (call collect) or (800) 322 -2885 (toll-free) or via email at itnmrights@mackenziepartners.com.

Shares Outstanding on June 15, 2010
On June 15, 2010 we had 10,436,800 shares of our common stock issued and outstanding, as well as outstanding warrants exercisable for an aggregate of 366,667 shares of common stock at $3.30 per share and no options  were outstanding.

Shares Outstanding after Completion of the Rights Offering
Up to 20,436,800 shares of our common stock will be outstanding, assuming full participation in the Rights Offering and full conversion of Preferred Stock into common stock. These amounts exclude outstanding options, warrants convertible into or exercisable for shares common stock.

Issuance of our Preferred Stock and Warrants
If you purchase Units, we will issue certificates representing the shares of Preferred Stock and Warrants to you or DTC on your behalf, as the case may be, promptly after receipt of payment after payment for all the Units subscribed for has cleared.

Risk Factors
Investing in our securities involves a high degree of risk. Stockholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and Expenses	We will bear the fees and expenses relating to the Rights Offering.

Trading Symbol	Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “ITNM.”

Distribution Arrangements
Source Capital Group, Inc. will act as Dealer-Manager for the Rights Offering. Under the terms and subject to the conditions contained in the Dealer-Manager Agreement, the Dealer-Manager will act as sole placement agent and provide marketing assistance in connection with the Rights Offering and the offering of any unsubscribed for Units. We have agreed to pay the Dealer-Manager a cash fee equal to 8% of the gross proceeds received from the exercise of Rights and a cash fee equal to 8% of gross proceeds from the sale of unsubscribed Units. The Dealer-Manager has agreed in the Dealer-Manager Agreement to use its commercially reasonable best efforts but is not obligated to purchase any of the securities offered by this prospectus. The Dealer-Manager will not be subject to any liability to us in rendering the services contemplated by the Dealer-Manager Agreement except for any act of bad faith or gross negligence by the Dealer-Manager.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein may contain forward-looking statements. Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	Our ability to generate sufficient cash flow to support our expansion plans and operating activities,
•	Decreased demand for our services resulting from changes in consumer preferences,
•	Competitive services and pricing pressures and our ability to gain or maintain our share of sales in the trade exchange,
•	The introduction of new services,
•
Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding companies rendering financial services. Changes in these laws and regulations could have a material effect on the way in which we provide and market our services and could result in increased costs,

•	Inability to recruit, train, supervise and retain qualified personnel, or increased costs resulting from increased competition for qualified personnel,
•	Our ability to penetrate new markets and maintain or expand existing markets,
•	Maintaining existing relationships and expanding the sales network of our services,
•	Loss of marketing personnel who go to serve our competitors,
•	Competition from persons from whom we have purchased trade exchanges,
•	The availability and cost of capital to finance our working capital needs and growth plans,
•	The effectiveness of our advertising, marketing and promotional programs,
•	Economic and political changes,
•	Consumer acceptance of new services.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated and deemed to be incorporated by reference herein.

RISK FACTORS

An investment in our securities is risky. You should not invest in our securities unless you can afford to lose your entire investment. You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision.

Risks Relating to Our Business

There is no assurance that we will operate profitably at higher levels of operation. If we experience operating losses, we may have insufficient working capital to maintain or expand operations according to our plan.

We recognize that operating losses negatively impact liquidity, and we are working on maintaining our profitability while focusing on increasing net sales. We currently believe our current cash position and lines of credit will enable us to meet our cash needs through at least December 2010.

We may not generate sufficient revenues from sales in the future to maintain profitable operations. If we are not able to maintain profitable operations in the future, we eventually may have insufficient working capital to maintain our operations as we intend to conduct them or to fund our expansion and marketing. In addition, our losses may increase in the future as we expend funds on our marketing plans and service development.

If we were to suffer losses from operations, the proceeds from this Rights Offering may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition.

In addition, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses or engage in other strategic initiatives.

If we need to raise additional financing to support our operations, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new services which are important to our growth.

We intend to increase our sales through the development of new services. We cannot assure you that we will be able to continue to develop, market and distribute future services that will enjoy market acceptance. The failure to continue to develop new services that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent expense if new services fail to perform as expected due to the need to write off the cost of developing the new services.

Our results of operations may be impacted in various ways by the introduction of new services, even if they are successful, including the following:

•	Sales of new services could adversely impact sales of existing services,
•
We may incur higher cost of services sold and selling, general and administrative expenses in the periods when we introduce new services due to increased costs associated with the introduction and marketing of new services, most of which are expensed as incurred.

Our business is competitive.

We compete against other trade exchanges in most of the markets in which we operate. While we believe that the presence of more than one exchange in a market may increase public awareness of the benefits of their services and so expand the market, and many customers join more than one exchange, the presence of a strong competitor in a particular market may cause us to lose members, reduce our trade volume in that market or increase our marketing costs

Our failure to accurately estimate demand for our services could adversely affect our business and financial results.

We may not correctly estimate demand for our services. Our ability to estimate demand for our services is imprecise, particularly with new services, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our services or are unable to secure sufficient personnel, we might not be able to satisfy demand on a short-term basis.

Our business may become subject to regulations from which noncompliance would be costly.

The United States is in a period of economic turmoil and financial industries face potential new regulations. Such regulations could be applied to our industry and have a harmful effect on our operations or profits. If a regulatory authority finds that a current or future service is not in compliance with any of these regulations, we may be fined, or sales may be stopped, thus adversely affecting our financial condition and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our services. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Our methods of operation are not patented.

While we believe that there is a substantial learning curve in entering our industry, none of the services that we offer are subject to a patent or similar intellectual property protection. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

If we are not able to retain the full time services of our management team, including Donald Mardak, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team, including Donald Mardak, our founder, President, Chief Executive Officer and Chairman of the Board. We depend on our management team, but especially on Mr. Mardak’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do have a written employment agreement with the three members of our management team, including Donald Mardak. However, we do not maintain key person life insurance on any of our management team or Mr. Mardak. Therefore, in the event of the loss or unavailability of any member of the management team, including Donald Mardak, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

Our business may be negatively impacted by unfavorable economic conditions or developments in the United States and/or Canada.

A prolonged slowdown in the economy in the United States or Canada, unfavorable economic conditions or other similar developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation. A slowdown in the economy or unstable economic conditions in the United States or in Canada could have an adverse impact on our business results or financial condition. Our foreign sales accounted for a small part of our business.

We are dependent on our technology.

We utilize computers and special accounting software to process the trade business done by our members and to maintain their account records. Any interruption in the operation of our computers and software would interfere with the conduct of business by us and our members, and increase our operating costs. We would also experience additional expense and potential loss of business if there were to be a security breach. We employ personnel to maintain our computer systems and software, and we utilize various techniques, including periodic backups of our data at a secure off-site location, to maintain our systems, and to protect against theft of data, corruption of records, and computer viruses. Should another exchange develop or obtain equipment or software systems that are superior to ours, as to acquisition and/or operating cost, operating capability, or other features, our business would be adversely impacted.

Risks Relating to Our Securities

There has been a very limited public trading market for our securities and the market for our securities may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock has been quoted on the OTC Bulletin Board since 2001. Shares traded on the OTCBB generally have less liquidity than shares listed on a national stock exchange. We cannot assure you that an active market for our shares will be established or maintained in the future. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurance that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

•	price and volume fluctuations in the stock markets,

•	changes in our revenues and earnings or other variations in operating results,

•	any shortfall in revenue or increase in losses from levels expected by us or securities analysts,

•	changes in regulatory policies or law,

•	operating performance of companies comparable to us, and

•	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Donald Mardak controls a large portion of our stock, he may be able to greatly influence the outcome of matters on which stockholders vote.

Donald Mardak, our President, Chief Executive Officer, and Chairman of the Board owns approximately 29% of our common stock. Therefore, Mr. Mardak may greatly influence the outcome, on matters requiring stockholder approval, including the election of directors, amendment of our articles of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Mardak has and will continue to have significant influence over our strategy, technology and other matters. Mr. Mardak’s interests may not always coincide with the interests of other holders of our common stock.

Our articles of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management team that stockholders may consider favorable.

  Our articles of incorporation, our bylaws and Wisconsin law contain provisions that may have the effect of preserving our current management, such as:

•   authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

•   permitting stockholder action by written consent.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

Risks Related to the Rights Offering

Your interest in our company may be diluted as a result of this Rights Offering.

Common stockholders who do not fully exercise their respective rights should expect that they will, at the completion of this Rights Offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

Completion of this Rights Offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this Rights Offering.

Completion of this Rights Offering is not subject to us raising a minimum offering amount. As such, proceeds from this Rights Offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. Investors should not rely on the success of this Rights Offering to address our need for funding. To the extent that we fail to raise capital, we may have to significantly reduce our marketing plans or decrease operating expenses, which may curtail growth of our business.

You may not revoke your subscription rights exercise and could be committed to buying shares of Preferred Stock above the prevailing market value of our common stock into which the Preferred Stock is convertible.

Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the Rights Offering. The public trading market price of our common stock is currently below the price at which shares of Preferred Stock are convertible into shares of our common stock as of the date of this prospectus, and could further decline before the subscription rights expire. If you exercise your subscription rights and, the public trading market price of our common stock does not increase, you will have committed to buying shares of our Preferred Stock at a price above the prevailing market value of our common stock into which the Preferred Stock is convertible.

There is no active trading market for Preferred Stock and an active trading market is unlikely to develop. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Preferred Stock

We do not intend to apply to list the Preferred Stock for trading on the NASDAQ Capital Market. We intend to apply to the OTC Bulletin Board for quotation of our Preferred Stock. We cannot assure you that our Preferred Stock will meet the requirements for quotation or that there will be an active trading market for our Preferred Stock. There is currently no market for the Preferred Stock and an active trading market is unlikely to develop. Conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Preferred Stock. The conversion price of our Preferred Stock is currently above the market price of our common stock.

None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, this Rights Offering may be undersubscribed.

Donald Mardak, our President, Chief Executive Officer and Chairman of the Board beneficially owns approximately 29% of our common stock. As a group, our officers and directors beneficially own approximately 38% of our common stock. None of our officers, directors or significant stockholders are obligated to participate in this Rights Offering. We cannot guarantee you that any of our officers or directors will exercise their rights to purchase any securities issued in connection with this Rights Offering. As a result, the Rights Offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

If we terminate this Rights Offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate this Rights Offering at any time prior to the expiration date. If this Rights Offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent. If we terminate this Rights Offering and you have not exercised any rights, such rights will expire worthless.

The price of our Preferred Stock may fluctuate significantly, and this may make it difficult for you to resell the Preferred Stock or common stock issuable upon conversion of the Preferred Stock when you want or at prices you find attractive.

The trading price of our Preferred Stock may fluctuate substantially. The price of the Preferred Stock that will prevail in the market after this Rights Offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	competitive factors;

•	departures of key personnel.

Before converting any Preferred Stock into our common stock, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes affecting our common stock.

Before converting any Preferred Stock into our common stock, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock). You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Preferred Stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your becoming a record holder of the shares of common stock issuable upon conversion, you will not be entitled to vote such shares in respect of such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock made if such amendment is approved.

The conversion rate of the Preferred Stock may not be adjusted for all dilutive events that may adversely affect the common stock issuable upon conversion of the Preferred Stock.

The conversion rate of the Preferred Stock is subject to adjustment upon certain events, including the issuance of dividends or distributions in common stock and subdivisions and combinations of our common stock as described under “Description of Securities.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of shares of common stock or similar securities in the market made after this Rights Offering or the perception that such sales could occur.

The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders, and any sales in the public of our common stock issuable upon such conversion may adversely affect prevailing market prices of the outstanding shares of our common stock.

Each share of Preferred Stock will be convertible at the option of the holder into ten shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock.

The subscription price determined for this Rights Offering is not an indication of the value of our Preferred Stock.

Our Preferred Stock has a stated value equal to the subscription price of $30.00. Each share of Preferred Stock will be convertible at the election of the holder into shares of our common stock at a conversion ratio of ten shares of common stock for each share of Preferred Stock held at the time of conversion, representing an initial conversion price of $3.00 per share, which is subject to adjustment. The conversion rate for the shares of Preferred Stock in this Rights Offering was set by our board of directors. The conversion price approximates a premium to the current trading value of our common stock as of the date of this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of the Preferred Stock. As of the date of this prospectus, our common stock traded below the conversion price.

We will have broad discretion in the use of the net proceeds from this Rights Offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this Rights Offering primarily to acquire trade exchanges and increased marketing expenses, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this Rights Offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.” While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this Rights Offering. Investors in this Rights Offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this Rights Offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our Preferred Stock in this Rights Offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this Rights Offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this Rights Offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The receipt of rights may be treated as a taxable distribution to you.

The distribution of the rights in this Rights Offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below. This position is not binding on the IRS, or the courts, however. If this Rights Offering is part of a “disproportionate distribution” under Section 305 of the Code, your receipt of rights in this Rights Offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this Rights Offering.

USE OF PROCEEDS

Assuming full participation in this Rights Offering, we estimate that the net proceeds from this Rights Offering will be approximately $-, after deducting expenses related to this Rights Offering payable by us estimated at approximately $__________ . If all of the Warrants are exercised, we estimate that we will generate approximately $_____________  in additional proceeds.

We intend to use the net proceeds received from the exercise of the Rights primarily for sales, marketing, general working capital purposes, potential repurchase of some Common Stock, and mergers and acquisitions.

DETERMINATION OF OFFERING PRICE

The Unit subscription price was set by our board of directors and approximates a slight premium to the current trading value of our Common Stock underlying the Preferred Stock as of the date of this prospectus. In determining the subscription price, the board of directors considered, among other things, the following factors:

•      the historical and current market price of our common stock;

•      the terms and expenses of the Rights Offering relative to other alternatives for raising capital,

•      the size of the Rights Offering; and

•      the general condition of the securities market.

The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of the Preferred Stock. As of the date of this prospectus, our Common Stock traded below the subscription price.

There is a possibility that the common stock could decline in price as a result of the dilution caused by this Rights Offering. See “Dilution.”

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents reported on the accrual basis in accordance with Generally Accepted Accounting Principles as of December 31, 2009.

At December 31, 2009
Cash	$894,396
Preferred stock, 0.0001 par value, 20,000,000 shares authorized
None outstanding	--
Common stock, 0.0001 par value; 280,000,000 shares authorized
10,343,467 shares issued and outstanding	1,030
Paid in Capital	12,772,904
Treasury stock, 646,095 outstanding	(2,428,422)
Accumulated other comprehensive income	(10,581)
Accumulated deficit	(1,997,630)
Total stockholders' equity	$8,337,301

DILUTION

Purchasers of our Units in the Rights Offering who exercise their Rights and subsequently convert their Preferred Stock into shares of our common stock will experience an immediate and substantial dilution of the net tangible book value per share of our common stock. Our net tangible book value as of December 31, 2009 was a deficit of approximately $3,251,271 (calculated by deducting $3,435,479 of Goodwill and $8,153,093 of Membership Lists from Net Book Value of $8,337,301 outstanding on December 31, 2009), or $(0.31) per share of our common stock (based upon 10,343,467 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share of common stock underlying the Preferred Stock paid by purchasers in this Rights Offering and the net tangible book value per share of our common stock immediately after the Rights Offering.

After giving effect to our sale of 500,000 shares of Preferred Stock, at a public offering price of $30.00 per share of Preferred Stock, and assuming conversion into 5,000,000 shares of common stock issuable upon conversion of the Preferred Stock at a conversion ratio of ten shares of common stock for each share of Preferred Stock held at the time of conversion, representing an initial conversion price of $3.00 per share, and after deduction of estimated offering expenses of $1,200,000 payable by us, our net tangible book value as of December 31, 2009 would have been approximately $10,548,729, or$.69 per share of common stock. This represents an immediate increase of $1.00 in net tangible book value per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $2.31 per share of common stock to purchasers of units in this Rights Offering. The following table illustrates this per share dilution (assuming a fully subscribed for Rights Offering of 500,000 shares of Preferred Stock at the subscription price of $30.00 per share):

Subscription price per share of common stock upon conversion of Preferred Stock	$3.00
Net tangible book value per share of common stock prior to the Rights Offering	$0.31
Increase per share of common stock attributable to the Rights Offering	$1.00
Pro forma net tangible book value per share of common stock after the Rights Offering	$.69
Dilution in net tangible book value per share of common stock to purchasers	$2.31

If all Units are exercised, all Preferred Stock is converted into common stock, and all Warrants are exercised at a price of $3.75 per share, we will receive an additional $18,750,000 of equity capital, and dilution will then be reduced to $2.07per share There can be no assurance that Rights offered will be exercised, Preferred Stock will be converted into common stock, or that Warrants granted will actually be exercised. See “Risk Factors.”

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary of some of the terms of the Preferred Stock and the Warrants included in the Rights Offering and a description of our common stock into which the Preferred Stock is convertible and the Warrants are exercisable. This summary contains a description of the material terms of the securities but is not necessarily complete. We refer you to our articles of incorporation, certificates of designation of our Preferred Stock and by-laws, copies of which are available upon request as described under “Where You Can Find Additional Information.”

We have the authority to issue 300,000,000 shares of capital stock, consisting of 280,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 of preferred stock, 0.0001 par value per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine. As of the date of this prospectus, there were approximately shares of common stock outstanding, and no shares of preferred stock outstanding.

Preferred Stock

Dividends. Subject to the prior payment in full of any dividends to which any stock specifically ranking by its terms senior to the Preferred Stock is entitled pursuant to the Articles of Incorporation, the holders of the Preferred Stock will be entitled to receive dividends payable annually in cash or in shares of our common stock, in our sole discretion. Such dividends will be cumulative and non-compounding and accrue on a daily basis for a period of three years from the date of issuance of the Preferred Stock, at an annual rate of $2.40, equal to 8% of the original subscription price of $30.00. If we elect to pay any Interest Shares, the issuance price of the Interest Shares will be equal to the 10-day volume-weighted average price of the common stock on the principal national securities exchange on which such common stock is traded. We cannot pay dividends in Interest Shares unless the Interest Shares are freely saleable on the OTC Bulletin Board or such other primary market on which the common stock then trades or is quoted.

Conversion Rights. Each share of the Preferred Stock will be convertible at the election of the holder into ten shares of our common stock. The conversion ratio will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits.

Voting. Holders of the Preferred Stock will have no voting rights, except as required by law.

Warrants

The Warrants will be exercisable in cash into shares of common stock for a 3-year period at an exercise price of $3.75 per share, subject to anti-dilution adjustments.

Common Stock.

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting. We currently have only one class of common stock outstanding.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the board of directors declares a dividend.

Holders of our common stock do not have any preemptive rights to purchase additional shares.

Upon liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

Anti-Takeover Effects of Wisconsin Law and Our Articles of Incorporation

Certain provisions of Wisconsin law and our articles of incorporation could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our articles of incorporation and bylaws include provisions that allow the board of directors to issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock.

Limitation of Director Liability; Indemnification

Section 180.0828 of the Wisconsin Business Corporation Law provides that our directors can be held personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and willful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited a company and its stockholders.

Under the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) if the officer or director is successful in the defense of an action brought against him or her and (2) if the officer or director is not successful in the defense of an action brought against him or her, unless, in the latter case only, it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.

While the Wisconsin Business Corporation Law allows us to limit our obligation to indemnify officers and directors by so providing in our Articles of Incorporation, to date we have not done so and we have no present intention to do so. Our Bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our Bylaws also provide that we will indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities rising from certain specified misconduct. We are required to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of our company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Anti-Takeover Provisions

Certain provisions of our articles of incorporation and bylaws may have significant anti-takeover affects, including the inability of our stockholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

The explicit grant of discretion to directors to consider non-stockholder constituencies could, in the context of an “auction” of the Company, have anti-takeover effects in situations where the interests of “stakeholders” of our company, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of stockholder value.

The fair price provision may discourage any attempt by a stockholder to squeeze out other stockholders without offering an appropriate premium purchase price. In addition, the defensive action restrictions may have the effect of deterring a stockholder from acquiring our common stock with the goal of seeking to have us repurchase the common stock at a premium. The statutory and bylaw provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. These measures are also designed to discourage investors from attempting to accumulate a significant minority position in our company and then using the threat of a proxy contest as a means to pressure us to repurchase shares of our common stock at a premium over the market value. To the extent that such measures lessen the likelihood of a proxy contest or the assumption of control by a holder of a substantial block of our common stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and to our stockholders.

Transfer Agent

Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016 is our registrar and transfer agent for our common stock. We have engaged Registrar Stock Transfer & Trust Company to act as the Subscription Agent in connection with this Rights Offering and to act as transfer agent for the Rights to be distributed in the Rights Offering.

LEGAL MATTERS

The validity of the shares of Preferred Stock and the Warrants offered hereby has been passed upon for us by Kranitz & Philipp LLP, Milwaukee, Wisconsin.

EXPERTS

Webb & Company, P.A., independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Webb & Company, P.A.’s report, given on their authority as experts in accounting and auditing. Webb & Company, P.A. has not stood for re-election as auditors for the fiscal year ending December 31, 2010. Our new auditors are LBB & Associates Ltd.LLP.

THE RIGHTS OFFERING

Terms of the Rights Offering

We are distributing at no charge to the holders of our common stock on the [ _________ ], 2010, the Record Date Rights to purchase up to an aggregate of $15,000,000 value of Units, each Unit consisting of one share of Preferred Stock and ten Warrants. Each share of Preferred Stock is convertible at the election of the holder into ten shares of common stock. Each Warrant is exercisable into one share of common stock at an exercise price of $3.75 per share. We expect the total purchase price for the Units offered in this Rights Offering to be $15,000,000, assuming full participation in the Rights Offering. See below for additional information regarding subscription by DTC participants.

Each Record Date common stock holder owning ten or more shares of our common stock is being issued one right for every ten share of our common stock owned on the Record Date. Each Right entitles the holder to purchase one Unit at the subscription price of $30.00 per Unit.

No Rights will be issued to any Record Date common stock holder who owns less than ten shares or in respect of any shares then owned in excess of the number of shares owned that can be divided by ten. For example, a holder of nine share of our common stock on the Record Date would not receive any Right and a holder of 249 shares of our common stock on the Record Date would receive 24 Rights.

Rights may be exercised at any time during the subscription period, which commences on [ __________ ], 2010 and ends at 5:00 p.m., New York City time, on [ _________ ], 2010, unless extended by us for up to an additional 30 trading days, in our sole discretion.

Rights will be evidenced by Rights certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.” Rights are transferable and will be admitted to trading on the OTC Bulletin Board under the symbol “ITNMR” during the course of the Rights Offering.

For purposes of determining the number of Units a Rights holder may acquire in the Rights Offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the Rights that are issued to Cede or the other depository or nominee on their behalf. There is no minimum subscription amount. We will we not raise more than $15,000,000 and we will not sell more than 500,000 Units in the Rights Offering.

Pro Rata Allocation if Insufficient Units are Available for Issuance

If we receive a sufficient number of subscriptions, the aggregate dollar amount of the exercises which persons seek to make could exceed the $15,000,000 maximum dollar amount of the Rights Offering. In this event, we would reduce on a pro rata basis, the number of subscriptions we accept so that: (i) we will not become obligated to issue, upon exercise of the subscriptions, more than 500,000 Units.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

       Expiration and Extensions. You may exercise your Rights at any time before 5:00 p.m., New York City time, on [ _______ ] , 2010, the Expiration Date of the Rights Offering, unless extended. If the Rights Offering is undersubscribed, our board of directors may extend the Expiration Date for exercising your Rights for up to an additional 30 trading days, in their sole discretion. If we extend the Expiration Date, you will have at least ten additional trading days during which you may exercise your Rights. Any extension of the Rights Offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We may choose to extend the expiration date of the Rights in order to give investors more time to exercise their Rights in the Rights Offering. We may extend the expiration date of the Rights Offering by giving oral or written notice to the Subscription Agent and Information Agent on or before the scheduled expiration date.

Any Rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised Rights. We will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents and payment relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents.

Termination; Cancellation. We may cancel or terminate the Rights Offering at any time prior to the Expiration Date. Any cancellation or termination of the Rights Offering will be followed as promptly as practicable by an announcement of cancellation or termination.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the Rights Offering to raise funds for sales, marketing, general working capital purposes, and mergers and acquisitions. Prior to approving the Rights Offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the Rights Offering.

After weighing the factors discussed above and the effect of the $15,000,000 in additional capital, before expenses, that may be generated by the sale of Units pursuant to the Rights Offering, our board of directors believes that the Rights Offering is in the best interests of our company. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the Rights Offering, less fees and expenses incurred in connection with the Rights Offering, will be used for sales, marketing, general working capital purposes, and mergers and acquisitions. Although we believe that the Rights Offering will strengthen our financial condition, neither our board of directors nor the Dealer-Manager nor the Subscription Agent nor the Information Agent is making any recommendation as to whether you should exercise your Rights.

The subscription price per Unit for the Rights Offering was set by our board of directors. In determining the subscription price, the board of directors considered, among other things, the following factors:

•   the historical and current market price of our common stock;

•   the fact that if Rights are exercised the holder will receive Preferred Stock and Warrants;

•   the terms and expenses of the Rights Offering relative to other alternatives for raising capital,

•   the size of the Rights Offering; and

•   the general condition of the securities market.

Information Agent

MacKenzie Partners, Inc. will act as the Information Agent in connection with the Rights Offering. The Information Agent will receive for its services a fee estimated to be approximately $7,500 plus reimbursement of all reasonable out-of-pocket expenses related to the Rights Offering. The Information Agent can be contacted at the address below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect: (212) 929-5500
Toll-free: (800) 322-2885
Email: itnmrights@mackenziepartners.com

Subscription Agent

Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016 will act as the Subscription Agent in connection with the Rights Offering. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $ plus reimbursement for all reasonable out-of-pocket expenses related to the Rights Offering.

Completed Rights certificates must be sent together with full payment of the subscription price for all Units subscribed for through the exercise of Rights to the Subscription Agent by one of the methods described below.

We will accept only properly completed and duly executed Rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this Rights Offering. See “Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Rights Certificate Delivery Method                                                       Address/Number

By Mail/Commercial Courier/Hand Delivery:         Registrar and Transfer Company
                                                                                                                       10 Commerce Drive
                                                                                                                       Cranford, NJ 07016

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or Rights certificates may be directed to the Subscription Agent at its telephone number and address listed below:

Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016

Stockholders may also contact the Information Agent or their broker, dealer, custodian bank, trustee or other nominee for information with respect to the Rights Offering.

Methods for Exercising Rights

Rights are evidenced by Rights certificates that, except as described below under “Foreign Stockholders,” will be mailed to Record Date common stock holders or, if a Record Date common stock holder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the Rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Rights certificate to the Subscription Agent, together with payment in full for the Units at the $30.00 per Unit subscription price by the Expiration Date of the Rights Offering. Completed Rights certificates and related payments must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on or before the Expiration Date, at the offices of the Subscription Agent at the address set forth above.

Record Date Stockholders Whose Shares are Held by a Nominee

Record Date common stock holders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Rights certificate on behalf of the Record Date common stock holder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares of common stock for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Rights certificate and submit it to the Subscription Agent with the proper payment as described under “Payment for Shares” below.

Exercise of Rights are Irrevocable

Once you send in your Rights certificate and payment, you cannot revoke the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase Units at the $30.00 subscription price per Unit. Any Rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised Rights.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise of Rights if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of shares of our Preferred Stock and Warrants could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any Rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Rights certificates or incur any liability for failure to give such notification.

Rights are Transferable

The Rights are transferable and will be admitted to trading on the OTC Bulletin Board under the symbol “ITNMR” during the course of the Rights Offering.

Foreign Stockholders

Rights certificates will not be mailed to foreign stockholders. A foreign stockholder is any record holder of common stock on the Record Date whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of the Rights Offering. The Subscription Agent will hold the Rights to which those Rights certificates relate for these stockholders’ accounts, subject to those stockholders making satisfactory arrangements with the Subscription Agent for the exercise of the Rights, and follow the instructions of such stockholders for the exercise of the Rights if such instructions are received by the Subscription Agent at or before 11:00 a.m., New York City time, on [ ], 2010, three business days prior to the Expiration Date (or, if the Rights Offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the Subscription Agent by that time, the Rights will expire worthless without any payment to the holders of those unexercised Rights.

Payment for Units

A participating Rights holder may send the Rights certificate together with payment for the Units subscribed for in the Right Offering to the Subscription Agent based on the subscription price of $30.00 per Unit. To be accepted, the payment, together with a properly completed and executed Rights certificate, must be received by the Subscription Agent at the Subscription Agent’s office set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date.

All payments by a participating Rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to Registrar and Transfer Company as Agent for benefit of (FBO) IMS, Ltd. Subscription. Payment also may be made by wire transfer to JP Morgan Chase, ABA No. 021-000021, Account No.475-507487, Registrar and Transfer Company as Agent FBO IMS, Ltd. Subscription, with reference to the Rights holder’s name. The Subscription Agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the Units.

The method of delivery of Rights certificates and payment of the subscription price to us will be at the election and risk of the participating Rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the Units subscribed for is subject to collection of checks and actual payment.

If a participating Rights holder who subscribes for Units as part of the Rights Offering does not make payment of any amounts due by the Expiration Date, the Subscription Agent reserves the right to take any or all of the following actions: (i) reallocate the Units to other participating Rights holders; (ii) apply any payment actually received by it from the participating Rights holder toward the purchase of the greatest whole number of Units which the payment actually received can subscribe for; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for Units.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by us, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The Subscription Agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of Rights certificates or incur any liability for failure to give such notification.

Participating Rights holders will have no right to rescind their subscription after receipt of their payment for Units.

Delivery of Certificates

Common stock holders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any Units that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other stockholders, certificates for all shares of Preferred Stock and Warrants acquired will be mailed promptly after payment for all the Units subscribed for has cleared.

Distribution Arrangements

Source Capital Group, Inc., which is a broker-dealer and member of FINRA (formerly the NASD), is the Dealer-Manager for the Rights Offering. The principal business address of the Dealer-Manager is 276 Post Road West, Westport, Connecticut 06880.

To the extent we have Units remaining unsubscribed for at the termination of the Rights Offering, we will offer those Units to the public at the $30.00 per Unit purchase price.

Under the terms and subject to the conditions contained in a Dealer-Manager Agreement which we will enter into, the Dealer-Manager will act as sole placement agent and provide marketing services in connection with the Rights Offering and will solicit the Rights holders to exercise their Rights. The Rights Offering is not contingent upon any number of Rights being exercised. Source Capital Group, Inc. has no obligation to purchase any of the Units and merely has agreed to use its commercially reasonable best efforts to facilitate the offering and sale of the Units.

Pursuant to the Dealer-Manager Agreement, we are obligated to pay to Source Capital Group, Inc. as compensation a cash fee of 8% of the gross proceeds from the exercise of Rights in the Rights Offering plus a cash fee of 8% of the gross proceeds from the sale of any unsubscribed for Units. We have agreed to indemnify the Dealer-Manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933. Pursuant to the Dealer-Manager Agreement we will enter into with Source Capital Group, Inc., Source Capital Group, Inc. will not be subject to any liability to us in rendering the services contemplated by the Dealer-Manager Agreement except for any act of bad faith or gross negligence of Source Capital Group, Inc.

Source Capital Group, Inc. and its affiliates may provide to us, from time to time, in the future, in the ordinary course of their business, certain financial advisory, investment banking and other services for which they will be entitled to receive fees; however, there are no such agreements presently in place

THE OFFERING OF UNSUBSCRIBED FOR UNITS

Preliminary Nonbinding Subscriptions during Pendency of the Rights Offering

We will permit prospective investors who are not stockholders eligible to participate in the Rights Offering and who desire to purchase Units to submit nonbinding subscriptions with respect to one or more Units. Prospective investors who wish to do so should complete, date, and sign the preliminary subscription agreement which accompanies this prospectus and return it to IMS, Ltd., 16901 West Glendale Drive, New Berlin, Wisconsin 53151, Attention: Donald F. Mardak.

Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your Units at this time. Upon the completion of the Rights Offering, we will furnish a prospectus supplement that sets forth the results of the Rights Offering and the amount of unsubscribed Units accompanied by an acknowledgment of subscription to all subscribers. A copy of the acknowledgment of subscription accompanies this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, date, and sign the acknowledgment of subscription.

•	Make a check payable to “IMS, Ltd.” in an amount equal to the subscription price of $30.00 times the number of Units subscribed for.

•	Return the completed acknowledgment of subscription and check to IMS, Ltd., 16901 West Glendale Drive, New Berlin, Wisconsin 53151, Attention: Donald F. Mardak.

UPON RECEIPT BY US OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER.

Expiration Date

The unsubscribed for Units offer period will expire at the earlier of 5:00 p.m., New York City time, on [ ], 2010 or the date on which we have accepted subscriptions for all Units remaining unsubscribed for as reflected in the prospectus supplement. We refer to this date as the “Unsubscribed for Units Expiration Date.”

Discretion To Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Unsubscribed for Units Expiration Date. If we receive subscriptions for a total of more than that number of Units available for sale, we may limit the number of Units sold to any subscriber. As a result, you may not receive any or all of the Units for which you subscribe.

We will notify subscribers no later than ten days after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or deduction.

Issuance of Certificates

Promptly after the acceptance of a subscription, we will issue certificates representing the shares of Preferred Stock and Warrants purchased by investors in the offer period. We will follow the instructions contained in the accepted Subscription Agreements when we issue the certificates.

Subscription Proceeds

We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the Unsubscribed for Units Expiration Date, we will refund any amounts, without interest or deduction, due to subscribers whose subscriptions we did not accept as described under “Discretion to Accept Subscriptions” above.

PLAN OF DISTRIBUTION

On or about [ ____ ], 2010, we will distribute the Rights certificates and copies of this prospectus to the holders of our common stock on the Record Date. Rights holders who wish to exercise their Rights and purchase Units must complete the Rights certificate and return it with payment for the Units to the Subscription Agent at the following address:

Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact Registrar and Transfer Company.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of any of the securities offered by this prospectus.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth the specific number of Units to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

Source Capital Group, Inc., which is a broker-dealer and member of FINRA (formerly the NASD), is the Dealer-Manager for the Rights Offering. The principal business address of the Dealer-Manager is 276 Post Road West, Westport, Connecticut 06880.

To the extent we have Units remaining available, we will offer those Units to the public at the $30.00 per Unit purchase price.

Under the terms and subject to the conditions contained in a Dealer-Manager Agreement which we will enter into, the Dealer-Manager will act as sole placement agent and provide marketing services in connection with the Rights Offering and will solicit the Rights holders to exercise their Rights. The Rights Offering is not contingent upon any number of Rights being exercised. Source Capital Group, Inc. has not agreed to purchase any of the Units but has agreed to use its commercially reasonable best efforts to assist our company in selling up to 500,000 Units.

Pursuant to the Dealer-Manager Agreement, we are obligated to pay to the Dealer-Manager cash compensation of 8% of the gross proceeds from the exercise of Rights in the Rights Offering and 8% of the gross proceeds from the sale of any unsubscribed for Units. Pursuant to the Dealer-Manager Agreement, the Dealer-Manager will not be subject to any liability to us in rendering the services contemplated by the Dealer-Manager Agreement except for any act of bad faith or gross negligence of Source Capital Group, Inc.

Source Capital Group, Inc. and its affiliates may provide to us, from time to time, in the future, in the ordinary course of their business, certain financial advisory, investment banking and other services for which they will be entitled to receive fees; however, there are no such agreements presently in place.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material federal income tax consequences of the Rights Offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income tax regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), U.S. holders that have a principal place of business or “tax home” outside the U.S., any entity treated as a partnership for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Rights Offering or the related Unit issuances. The IRS could take positions concerning the tax consequences of the Rights Offering or the related Unit issuances that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not address the tax consequences of the Rights Offering or the related Unit issuances under foreign, state, or local tax laws.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE. THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Rights

Receipt. Generally, the distribution by a corporation to the holders of its common stock of rights to acquire its Units and underlying Preferred Stock and Warrants will be treated for tax purposes as a distribution of the Units and underlying Preferred Stock and Warrants itself. The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate” distribution. A distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, the dividend rate, the marketability of the stock and the conversion price, the distribution is likely to result in some stockholders exercising their conversion rights and receiving common stock and others receiving money or other property. According to applicable Treasury regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g., 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed. In contrast, Treasury regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (i) the conversion right must be exercised within a relatively short period (e.g., four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some stockholders will exercise their conversion right and some will not. Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury regulations only provide specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of the Preferred Stock to holders of common stock would be considered to result in a “disproportionate” distribution.

In the event the IRS successfully asserts that your receipt of Rights is currently taxable, the discussion under the heading “Alternative Treatment of Rights” describes the tax consequences that will result from such a determination. The remainder of the discussion under this heading “Rights” assumes that the distribution of the Rights in the Rights Offering will not result in a “disproportionate” distribution.

Tax Basis and Holding Period. The tax basis of the Rights received by a holder in the Rights Offering will be zero, unless (a) the fair market value of the Rights on the date such Rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the Rights are received, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the Rights are received, to allocate basis to the Rights, in either of which cases,

Expiration. You will not recognize any gain or loss if you allow the Rights received in the Rights Offering to expire, and your tax basis is the common stock with respect to which such Rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the Rights in the Rights Offering.

Alternative Treatment of Rights

Receipt. If the IRS were to successfully assert that the distribution of the Rights in the Rights Offering resulted in a “disproportionate” distribution, each holder would be considered to have received a distribution with respect to such holder’s common stock in an amount equal to the fair market value of the Rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. Under current law for taxable years beginning prior to January 1, 2011, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals is generally 15%. Your tax basis in the Rights received pursuant to the Rights Offering would be equal to their fair market value on the date of distribution and the holding period for the rights would begin upon receipt. The remainder of the discussion under this heading “Alternative Treatment of the Rights” assumes that a holder’s receipt of Rights in the Rights Offering is a taxable event.

Expiration. If your Rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired Rights. The deductibility of capital losses is subject to limitations.

Exercise; Tax Basis in and Holding Period of Preferred Stock and Warrants

You will not recognize any gain or loss upon the exercise of the Rights received in the Rights Offering. The tax basis of the Units acquired through exercise of the Rights will equal the sum of the subscription price for the Units and your tax basis, if any, in the Rights as described above. Your holding period for the Preferred Stock and Warrants acquired through exercise of the Rights will begin on the date the Rights are exercised. When preferred stock is issued with warrants attached, the basis of the stock and warrants is computed in accordance with the following:

Treas. Reg. § 1.61-6(a) provides:

When a part of a larger property is sold, the cost or other basis of the entire property shall be equitably apportioned among the several parts, and the gain realized or loss sustained on the part of the entire property sold is the difference between the selling price and the cost or other basis allocated to such part. The sale of each part is treated as a separate transaction and gain or loss shall be computed separately on each part. Thus gain or loss shall be determined at the time of sale of each part and not deferred until the entire property has been disposed of.

Under this regulation, where property is acquired for a lump sum and interests are subsequently disposed of separately, in order to compute the gain or loss from each disposition, an allocation or apportionment of the cost or other basis to the several units must be made. This apportionment is done by dividing the cost basis of the larger property amount its components in proportion to their fair market values at the time they were acquired.

For this formula to work, one must be able to derive the fair market values of the component parts of the larger property. The regulations presume these values are obtainable, stating that “only in rare extraordinary cases will property be considered to have no fair market value (Treas. Reg. § 1.1001-1(a)).

Preferred Stock and Warrants

Preferred Stock

Each share of our Preferred Stock is convertible at the election of the holder into ten shares of Common Stock and is entitled to receive an 8% annual dividend ($2.40 per share) for a term of three years subject to adjustment.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended and restated articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this Rights Offering will be, fully paid and non-assessable.

Our board of directors has the authority, within the limitations and restrictions in the amended and restated articles of incorporation, to issue 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of Preferred stock may have the effect of delaying, deferring or preventing a change in control of IMS without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock

Warrants

The Warrants will be exercisable in cash into shares of common stock for a 3-year period at an exercise price of $3.75 per share, subject to anti-dilution adjustments

The following is a summary as of the date hereof of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Preferred Stock, the Warrants and our common stock received in respect thereof. Except where noted, this summary deals only with the Preferred Stock, Warrants and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Preferred Stock, Warrants or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Preferred Stock, Warrants or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	an insurance company;
•	a tax-exempt organization;
•	a person holding the Preferred Stock, Warrants or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a partnership or other pass-through entity for U.S. federal income tax purposes;
•	a person who is an investor in a pass-through entity;
•	a U.S. holder whose “functional currency” is not the U.S. dollar;
•	a “controlled foreign corporation”;
•	a “passive foreign investment company”; or
•	a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Preferred Stock, Warrants or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Preferred Stock, Warrants or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Preferred Stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends. Distributions on the Preferred Stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. We cannot guarantee that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Preferred Stock or our common stock will qualify as dividends for U.S. federal income tax purposes. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Preferred Stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Preferred Stock or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Preferred Stock or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Preferred Stock or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

If a preferred stockholder receives shares of common stock in lieu of a cash dividend, this distribution of common stock dividend would appear to change the pre-existing proportionate interest of that stockholder with respect to rights to dividends and rights on liquidation. As a result, the stockholder would receive a taxable dividend equal to the fair market value of the common stock received at the time of issuance.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Preferred Stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Preferred Stock or our common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Preferred Stock that are attributable to periods in excess of 366 days.) Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Preferred Stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Stock or our common stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Preferred Stock that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Preferred Stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Preferred Stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition. A sale, exchange, or other disposition of the Preferred Stock, the Warrants or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Preferred Stock, Warrants or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Preferred Stock, Warrants or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of the Preferred Stock into Common Stock As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Preferred Stock converted, and the holding period of such common stock received on conversion will generally include the period during which the converted Preferred Stock was held prior to conversion.

In the event a U.S. holder’s Preferred Stock is converted pursuant to certain transactions, including our consolidation or merger into another person (see “Description of the Convertible Preferred Stock”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Warrant Exercise. Gain or loss from the sale or exchange of the Warrants is considered to be gain or loss from the sale or exchange of a capital asset if the underlying stock is a capital asset in the hands of an investor. The period for which the taxpayer has held the option determines whether the capital gain or loss is short-term or long-term

If the Warrants distributed by the Company were sold by the recipient, the gain or loss recognized is measured by the difference between the selling price and the basis of the Rights. If the holder of the Warrants incurs a loss on the failure to exercise, the Warrant is deemed to have been sold or exchanged on the date that it expired.

If the Warrant is exercised, the warrant cost (the premium) is added by the holder to the option price paid for the stock to determine the total cost basis of the stock bought under the Warrant. In determining the period for which the taxpayer has held the stock acquired by the exercise of rights to acquire such stock, there shall be included only the period beginning with the date on which the right to acquire was exercised. Therefore, the holding period of the underlying stock begins on the date the Warrant was exercised, and not on the date the Warrant was acquired.

Adjustment of Conversion Rate. The conversion rate of the Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—U.S. Holders—Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of the Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding. In general, information reporting will apply to dividends in respect of the Preferred Stock or our common stock and the proceeds from the sale, exchange or other disposition of the Preferred Stock or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends. Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Preferred Stock or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Preferred Stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Preferred Stock or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized on the disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of our common stock) generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition (or deemed to have been present in the United States for 183 days or more in such taxable year based on a weighted factor of the number of days present in the United States over the past three years), and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes so withholding rules related to such corporations will not be applicable.

Conversion into Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share of our common stock that is taxable as described above under “—Non-U.S. Holders—Sale or Other Disposition.”

Adjustment of Conversion Rate. As described above under “—U.S. Holders—Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Non-U.S. Holders—Dividends.”

Federal Estate Tax

The Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Preferred Stock or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, or a “plan,” to acquire or hold the Preferred Stock should consider whether an investment in the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, or collectively, “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code, or “parties in interest,” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Units (or such common stock) is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase or holding of the Units (or such common stock) is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each purchaser or holder of the Preferred Stock (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) or any interest therein, and each person making the decision to purchase or hold the Units (or such common stock) on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the Units (or the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) to the date on which the purchaser disposes of its interest in the Units (or such common stock), that such purchaser and holder, by its purchase or holding of the Units (or such common stock) or any interest therein that (a) its purchase and holding of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither IMS. nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Units. Each purchaser and holder of the Units (and the common stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants) or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the Units or any interest therein that such purchase and holding does not violate any applicable similar laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Units on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC April 2, 2010.
(b)	Our Current Report on Form 8-K, as filed with the SEC April 22, 2010.
(c)	Our Current Report on Form 8-K, as filed with the SEC April 28, 2010.
(d)	Our Current Report on Form 8-K, as filed with the SEC June 14, 2010.
(e)	Our Quarterly Report on Form 10-Q, as filed with the SEC March 31, 2010.
(f)	Our Definitive Proxy Statement, as filed with the SEC April 28, 2010.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus without charge by written or oral request directed to IMS, Ltd., 16901 West Glendale Drive, New Berlin, Wisconsin 53151, Attention: Donald F. Mardak. or (262) 780-3640.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Wisconsin Uniform Securities Law (the “Wisconsin Act”), as the same exists or may hereafter be amended, provides that a Wisconsin corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Wisconsin corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

The Wisconsin Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under the Wisconsin Act.

Our amended articles of incorporation provides that, to the fullest extent permitted by Wisconsin law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended articles of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Wisconsin law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Rights Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

INTERNATIONAL MONETARY SYSTEMS, LTD.
[Insert IMS logo instead of typed name – see term sheet]

1,170,000 Transferable Rights to Subscribe for up to 500,000 Units,
Each Unit Consisting of One Share of Preferred Stock and Ten Warrants,
and
10,000,000 Shares of Common Stock Issuable Upon Conversion of Preferred Stock and Exercise of Warrants
______________________

PROSPECTUS
______________________

Dealer-Manager

SOURCE CAPITAL GROUP, INC.

June____, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the Right Offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC and FINRA filing fees. The Registrant will bear all expenses shown below.

SEC filing fee		$2,406.46
FINRA filing fee	$	###
Accounting fees and expenses	$	##,###
Dealer-Manager fees (1)	$	###,###
Legal fees and expenses	$	###,###
Printing and mailing expenses	$	##,###
Other (including subscription and Information Agent fees)	$	###,###
Total	$	###,###
_____________________
(1)    Assumes all of the 500,000 Units being registered are sold.

Item 14. Indemnification of Directors and Officers.

The Wisconsin Act, as the same exists or may hereafter be amended, provides that a Wisconsin corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Wisconsin corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

The Wisconsin Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Wisconsin Act.

Our amended articles of incorporation provides that, to the fullest extent permitted by Wisconsin law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended articles of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Wisconsin law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales or Issuances of Unregistered Securities

 All share amounts have been adjusted for the 1 for 6 reverse stock split that occurred in August, 2009

Transactions in 2007

 On February 1, 2007, 555,556 shares of common stock were issued as part of the purchase of a trade exchange. The fair value of the shares was $2,500,000.

 On March 3, 2007, $500,000 of convertible notes payable was converted to 277,778 shares of IMS common stock, at $1.80 per share.

 On May 25, 2007, $200,000 of convertible notes payable were converted to 111,111 shares of IMS common stock at $1.80 per share.

 On July 31, 2007, 50,000 shares of common stock were issued to the outside members of the Board of Directors. Total fair value of $35,000.

 On August 2, 2007 IMS issued 12,500 shares of IMS treasury stock to acquire the source code for our proprietary software, at a fair value of $50,000.

 On August 29, 2007 $300,000 of convertible notes payable were converted to 166,667 shares of IMS common stock at $1.80 per share.

 On September 1, 2007, 8,333 shares of common stock were issued as part of the purchase of a trade exchange. The fair value of the shares was $50,000.

 On November 25, 2007, $30,000 of convertible notes payable were converted to 16,667 shares of IMS common stock at $1.80 per share.

 On December 18, 2007 4,167 shares of IMS common stock were issued to a consulting firm. The fair value was $13,250.

 On December 18, 2007, 4,167 shares of treasury stock were issued for options that were exercised in 2004, but remained unissued until 2007.

 On December 18, 2007, options were exercised for an aggregate of 31,667 shares of IMS common stock. IMS received $29,000 in cash.

 Transactions in 2008

 On April 14, 2008, 91,667 warrants were exercised for IMS common stock. IMS received cash in the amount of $302,500.

 On May 1, 2008, 22,222 shares of IMS common stock were issued as part of the purchase of a trade exchange. The fair value of the shares was $100,000.

 On May 22, 2008, 8,333 shares of common stock were issued to a consulting firm. The fair value of the stock was $26,500.

 On July 11, 2008, 10,000 shares of common stock were issued to the outside members of the Board of Directors. Total fair value of $21,000.

 On August 18, 2008, 11,111 shares of common stock were issued as part of the purchase of a trade exchange. The fair value of the stock was $12,733.

 On August 18, 2008, 11,111 shares of common stock were issued as part of the purchase of a trade exchange. The fair value of the shares was $50,000.

 On November 5, 2008, 33,333 shares of IMS common stock were issued to a consulting firm. The fair value of the stock was $12,733.

  Transactions in 2009

 On March 16, 2009 IMS issued 50,000 shares of IMS stock to a consulting firm. The fair value of the stock was $24,000.

 On August 7, 2009 a 1 for 6 reverse stock split became effective. The new symbol on that date became ITNM. All share and per share amounts have been retroactively adjusted. As a result of the split, a rounding adjustment added 195 shares to the total number of outstanding shares of common stock. All stock related disclosures have been restated to report post split share quantities.

 On August 19, 2009 IMS issued 24,000 shares of common stock to the outside members of the board of directors. Six members were issued 4,000 shares each as annual compensation. The fair value of the shares was $12,000.

 On August 19, 2009 IMS issued 3,000 shares of common stock to an employee of the Company as a bonus. The fair value of the shares was $1,500. The shares were taken from treasury.

 On November 2, 2009 IMS issued 10,000 shares of IMS stock to a consulting firm. The fair value of the stock was $5,000.

 On November 2, 2009 IMS issued 8,333 shares of common stock to an employee of the Company as a bonus. The fair value of the shares was $4,167.

 On November 25, 2009 IMS issued 30,000 shares of IMS stock to a consulting firm. The fair value of the stock was $15,000.

 No warrants or options were exercised in 2009.

 All outstanding options were expired by the end of 2009.

 Transactions in 2010

 On January 14, 2010, IMS issued 20,000 shares of IMS stock to a consulting firm. The fair value of the stock was $16,000.

  On February 3, 2010, IMS issued 15,000 shares of IMS stock to a consulting firm. The fair value of the stock was $12,000.

 On April 19, 2010, 8,333 shares of IMS stock were issued to the interim CFO as part of his employment agreement. The fair value of the shares was $5,833.

 On May 19, 2010, 40,000 shares were issued to two consultants. The fair value of the shares was $50,000.

 On June 2, 2010, 30,000 shares were issued to a consultant. The fair value of the shares was $30,000.

 Exemption From Registration Claimed

 All of the above issuances by us of our unregistered securities were made in reliance upon Section 4(2) of the Securities Act of 1933. The persons or entities listed above that purchased unregistered securities were existing stockholders or other persons, known to us and our management, through pre-existing business relationships, as a long standing business associate.  Each was provided access to all material information, which he or it requested, and all information necessary to verify such information and was afforded access to our management in connection with the purchases.  The purchaser of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to us. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 16. Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation of Registrant**
3.2	Articles of Amendment to Articles of Incorporation of Registrant
3.6	Bylaws of Registrant, as amended
4.1	Form of common stock certificate***
4.2	Form of Convertible Preferred Stock certificate***
4.3	Form of Rights Certificate***
4.4	Form of Preliminary Subscription Agreement***
4.5	Form of Acknowledgement of Subscription***
5.1	Legal Opinion of Kranitz & Philipp, counsel to IMS***
10.1	Recission Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 4, 2007)
10.2	Purchase Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 4, 2007)
10.3	Crenshaw Purchase Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 1, 2007)
10.4	Asset Purchase Agreement, between IMS and Kansas Trade Exchange (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on September 6, 2007)
10.5	Share Purchase Agreement, between IMS and National Trade Exchange, Inc. (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on January 16, 2007)
10.6	Agreement and Plan of Merger, between IMS and ABI, as filed with the SEC on January 8, 2007
10.7	Share Purchase Agreement, between IMS and NTA, as filed with the SEC on August 30, 2007
10.8	Sale of Equity Securities Agreement, between IMS and NTA, as filed with the SEC on May 11, 2006
10.9	Asset Purchase Agreement, between IMS and TER, as filed with the SEC on April 13, 2006
10.10	Asset Purchase Agreement, between IMS and UTN LV, as filed with the SEC on September 6, 2006
10.11	Share Exchange Agreement, between IMS and BBU (Incorporated by reference to the Current Report of IMS, as filed with the SEC on June 13, 2005)
10.12	Asset Purchase Agreement, between IMS and UTN (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on May 13, 2005)
10.13	Asset Purchase Agreement, between IMS and EBX (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on May 13, 2005)
10.14	Asset Purchase Agreement, between IMS and Barter Network (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on August 2, 2004
10.15	Dealer Manager Agreement, dated _______, between IMS and Source Capital Group, Inc.
10.16	Purchase Agreement, between IMS and California Barter Exchange (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on April 15, 2004)
10.17	Form of Employment Agreement**
10.18	Lease Agreement, dated September 5, 2008, between IMS and Continental Trade Exchange, Ltd. doing business as Internatinoal Monetary Systems, (“IMS”) and Glendale Investments, LLC.**
16.1	Letter re: change in certifying accountant***
21.1	Subsidiaries of IMS***
23.2	Consent of Kranitz & Philipp LLP. (contained in Exhibit 5.1)***
23.3	Consent of Webb & Company, P.A***
24.1	Power of Attorney (included on signature page)*

    * Filed herewith
    ** Incorporated by reference to Registrant’s Registration Statement on Form SB-2 (File No. 333-94597)
    *** To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes that:

    1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this Rights Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Rights Offering;

    4.    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

    5.    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
    (i)  any preliminary prospectus or prospectus of an undersigned registrant relating to this Rights Offering required to be filed pursuant to Rule 424;
    (ii)    any free writing prospectus relating to this Rights Offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;
    (iii)   the portion of any other free writing prospectus relating to this Rights Offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and any other communication that is an offer in this Rights Offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on June 29, 2010.

International Monetary Systems, Ltd.

By:	/s/ Donald F. Mardak

Donald F. Mardak
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald F. Mardak his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald F.Mardak
Donald F. Mardak	President, Chairman of the board of directors
	(Principal Executive Officer)	June 29, 2010
/s/ David A. Powell
David A. Powell	Treasurer, Chief Financial Officer
	(Principal Accounting and Principal Financial Officer)	June 29, 2010

/s/ Dale L. Mardak
Dale L. Mardak	Senior Vice President and Director	June 29, 2010

/s/ John E. Strabley
John E. Strabley	Executive Vice President and Director	June29, 2010

/s/ Thomas E. Delacy
Thomas E. Delacy	Director	June 29, 2010

/s/ Wayne R. Dalin
Wayne R. Dalin	Director	June 29, 2010

EXHIBIT INDEX

3.1	Articles of Incorporation of Registrant**
3.2	Articles of Amendment to Articles of Incorporation of Registrant
3.6	Bylaws of Registrant, as amended
4.1	Form of common stock certificate***
4.2	Form of Convertible Preferred Stock certificate***
4.3	Form of Rights Certificate***
4.4	Form of Preliminary Subscription Agreement***
4.5	Form of Acknowledgement of Subscription***
5.1	Legal Opinion of Kranitz & Philipp, counsel to IMS***
10.1	Recission Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 4, 2007)
10.2	Purchase Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 4, 2007)
10.3	Crenshaw Purchase Agreement, between IMS and KTE (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on October 1, 2007)
10.4	Asset Purchase Agreement, between IMS and Kansas Trade Exchange (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on September 6, 2007)
10.5	Share Purchase Agreement, between IMS and National Trade Exchange, Inc. (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on January 16, 2007)
10.6	Agreement and Plan of Merger, between IMS and ABI, as filed with the SEC on January 8, 2007
10.7	Share Purchase Agreement, between IMS and NTA, as filed with the SEC on August 30, 2007
10.8	Sale of Equity Securities Agreement, between IMS and NTA, as filed with the SEC on May 11, 2006
10.9	Asset Purchase Agreement, between IMS and TER, as filed with the SEC on April 13, 2006
10.10	Asset Purchase Agreement, between IMS and UTN LV, as filed with the SEC on September 6, 2006
10.11	Share Exchange Agreement, between IMS and BBU (Incorporated by reference to the Current Report of IMS, as filed with the SEC on June 13, 2005)
10.12	Asset Purchase Agreement, between IMS and UTN (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on May 13, 2005)
10.13	Asset Purchase Agreement, between IMS and EBX (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on May 13, 2005)
10.14	Asset Purchase Agreement, between IMS and Barter Network (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on August 2, 2004
10.15	Dealer Manager Agreement, dated_______, between IMS and Source Capital Group, Inc.
10.16	Purchase Agreement, between IMS and California Barter Exchange (Incorporated by reference to the Current Report of IMS on Form 8-K, as filed with the SEC on April 15, 2004)
10.17	Form of Employment Agreement**
10.18	Lease Agreement, dated September 5, 2008, between IMS and Continental Trade Exchange, Ltd. doing business as International Monetary Systems (“IMS”) and Glendale Investments, LLC.**
16.1	Letter re: change in certifying accountant***
21.1	Subsidiaries of IMS***
23.2	Consent of Kranitz & Philipp LLP. (contained in Exhibit 5.1)***
23.3	Consent of Webb & Company, P.A***
24.1	Power of Attorney (included on signature page)*

    * Filed herewith
    ** Incorporated by reference to Registrant’s Registration Statement on Form SB-2 (File No. 333-94597)
    *** To be filed by amendment